Exhibit 5.1

June 18, 2026

Epsilon Energy Ltd.

Suite 1250, 500 Dallas Street

Houston, Texas 77002

Roth Capital Partners, LLC

Suite 400, 888 San Clemente Drive

Newport Beach, CA 92660

Dear Sirs/Mesdames:

Re:	Epsilon Energy Ltd. - At-The-Market Offering of up to $15 million of Common Shares

We have acted as counsel in the Province of Alberta to Epsilon Energy Ltd. (the “Corporation”) in connection with:

(a)

The Corporation’s registration statement on Form S-3 (File No. 333-292704) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

(b)	The prospectus dated January 13, 2026 forming part of the Registration Statement (the “Base Prospectus”);
(c)

The prospectus supplement dated June 18, 2026 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”) relating to the offer and sale from time to time of up to $15,000,000 of common shares of the Corporation (the “Common Shares”); and

(d)

The At-the-Market Sales Agreement dated June 18, 2026 between the Corporation and Roth Capital Partners, LLC (the “ATM Agreement”), pursuant to which the Common Shares may be issued and sold from time to time (the “Offering”).

The Registration Statement, the Prospectus and the ATM Agreement (collectively the “Offering Documents”).

A.	Documentation, Assumptions and Scope of Examination

In connection with the opinions expressed below, we have reviewed copies of the following documents:

(a)	The Prospectus;
(b)	The ATM Agreement;
(c)	The articles of incorporation and the by-laws of the Corporation, each as in effect on the date hereof (collectively, the “Constating Documents”); and
(d)

A certificate dated June 18, 2026 of an officer of the Corporation certifying matters relating to, among other things, resolutions passed by the board of directors of the Corporation with respect to the Common Shares to be issued and sold from time to time as part of the Offering (the “Officer’s Certificate”).

We have also reviewed such statutes, regulations, rules, public documents and records, certificates and other documents and have considered such questions of law, as we have considered necessary for the purposes of rendering the opinions below.

We have not participated in the preparation of the Offering Documents, nor have we reviewed or assisted in the preparation of any other document relating to the Corporation or the distribution of the Common Shares under the Offering Documents.

As such, no opinion is expressed as to, and we do not assume any responsibility for, the accuracy, completeness or fairness of any statements contained in such Offering Documents and documentation, or as to whether such Offering Documents or documentation complies with the requirements of corporate and/or securities laws in force in the Province of Alberta, Canada.

In rendering our opinions below, we have assumed the following:

(a)

The genuineness of all signatures (whether on originals or copies of documents), the legal capacity of all individuals, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or facsimile copies thereof (including commercial reproductions and documents received by electronic means or obtained from SEDAR+ or otherwise retrieved via the internet);

(b)	That all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete, true and accurate;
(c)

That at all material times, no order of a competent regulatory authority will have been issued to cease the trade or distribution of any securities of the Corporation, or that affects any person who engages in such a trade, and no court judgment, order, decree, injunction, decision or ruling will be in effect which prevents the trade or distribution of securities of the Corporation or that affects any person who engages in such trade; and

(d)

That all matters of fact and statements and representations made in the Officer’s Certificate referred to above are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter, and that the

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officer signing the Officer’s Certificate has the requisite knowledge to certify the information contained in such certificate.

We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

We express no opinion as to matters of fact and, as to certain matters of fact material to the opinions expressed herein, we have relied upon the Officer’s Certificate, and other certificates and statements of public officials, copies of which have been delivered to you.

Whenever our opinion refers to shares of the Corporation whether issued or to be issued, as being “non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as a holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

With respect to our opinion below we have relied on the Officer’s Certificate and the Constating Documents.

B.	Jurisdiction

We are legal counsel qualified to carry on the practice of law in the Province of Alberta, Canada. Except as specifically addressed herein, we express no opinion as to laws or matters governed by any laws other than the laws of the Province of Alberta, and the federal laws of Canada applicable therein, in each case as in force on the date hereof. The opinions expressed in this opinion letter are based on laws in effect as of the date hereof. We assume no obligation to revise or amend this opinion letter should the applicable laws subsequently change.

C.	Opinions

Based and relying upon and subject to the foregoing, we are of the opinion that as of the date hereof:

(a)

The Corporation has been duly incorporated and is validly existing under the Business Corporations Act (Alberta), with the corporate power to execute, deliver and perform its obligations under the ATM Agreement and that there are no restrictions under the laws of the Province of Alberta, or the Constating Documents that would prevent the Corporation from engaging in the business described in the Registration Statement and the Prospectus;

(b)

The terms of the Common Shares have been duly established in accordance with the ATM Agreement, and the issuance and sale of the Common Shares pursuant to the ATM Agreement have been duly authorized by the Corporation, and when such Common Shares are issued and delivered to purchasers thereof against payment of the agreed consideration in accordance with the ATM Agreement and the Prospectus, such Common Shares will be duly authorized, validly issued, fully paid, and non-assessable;

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(c)

The holders of outstanding Common Shares are not entitled to pre-emptive rights arising under the Constating Documents or under the Business Corporations Act (Alberta) in connection with the issuance of Common Shares pursuant to the ATM Agreement; and

(d)

The execution, delivery and performance of the ATM Agreement and the issuance of the Common Shares thereunder will not (or constitute any event that with notice, lapse of time or both which would) result in a breach of violation of the Constating Documents or under the Business Corporations Act (Alberta).

The foregoing opinion applies to each issuance of Common Shares from time to time under the ATM Agreement, and not to any particular issuance of Common Shares unless issued in accordance with the conditions above.

D.	Qualifications and Limitations

The opinions expressed herein are subject to the following qualifications:

(a)

The legality, validity, binding effect and enforceability of each Offering Document or any judgment arising out of or in connection with any Offering Document may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium, limitation of actions or other laws affecting creditors’ rights generally. Without limiting the generality of the foregoing, the provisions in each Offering Document relating to payment of costs and expenses may be unenforceable to the extent that a court of competent jurisdiction decides that any payment required thereunder would derogate from such court’s discretion in respect of the costs of and incidental to a proceeding or a step in a proceeding, or would be inconsistent with such court’s determination by whom and to what extent such costs shall be paid;

(b)

The legality, validity, binding effect and enforceability of each Offering Document may be limited by general principles of equity, and no opinion is given as to any specific remedy that may be granted, imposed or rendered (including equitable remedies such as specific performance and injunction). Without limiting the generality of the foregoing: (i) the enforceability of any Offering Document may be limited by general principles of law and equity relating to the conduct of the parties thereto prior to the execution of, or in the administration or performance of, such Offering Document, including, without limitation, (A) fraud, duress or undue influence, misrepresentation and deceit, (B) estoppel and waiver, (C) laches and (D) reasonableness and good faith in the exercise of discretionary powers; and (ii) the enforceability of any Offering Document may be limited if there has been any mutual mistake of fact, misunderstanding or manifest error; and

(c)	A court of competent jurisdiction may decline jurisdiction notwithstanding any provision of any of the Offering Document respecting jurisdiction or forum.

This opinion letter is intended solely for the use of the parties to whom it is addressed in connection with the Offering and may not be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any purpose without our prior written consent, except

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that (a) Gray Reed LLP may rely on and refer to this opinion letter for the purpose of any opinions to be rendered by them in connection with this matter; (b) Roth Capital Partners, LLC and its counsel, Porter Hedges LLP, may rely on this opinion letter in connection with the Offering; and (c) this opinion letter may be filed as an exhibit to a Current Report on Form 8‑K and incorporated by reference into the Registration Statement.

The foregoing opinions are given as of the date written above and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion letter occurring after the date of this letter that may come or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8‑K and to its incorporation by reference into the Registration Statement and to the use of our name under “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

“McLeod Law LLP”

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